Exhibit 16.0

DONAHUE ASSOCIATES, LLC
Certified Public Accountants
27 Beach Road Suite C05A
Monmouth Beach, NJ 07750
Telephone: (732) 229-7723

November 30, 2009

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:    EGPI Firecreek, Inc.

Ladies and Gentlemen:

The undersigned Donahue Associates, LLC Certified Public Accountants previously acted as  independent  accountants  to  audit  the  financial  statements  of  EGPI Firecreek, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4.01 of the Company's Form 8-K for filing on or about November 30, 2009 captioned "Changes In Registrant's Certifying Accountant" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/Donahue Associates, LLC
________________________
Donahue Associates, LLC